Exhibit 10.1

EXECUTION COPY

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”), effective as of April 16, 2020 (the “Effective Date”), is entered into by and among Wayside Technology Group, Inc., a Delaware corporation (the “Company” or “Wayside”), Simon F. Nijnens (“Nynens”), Dennis Crowley and the persons and entities identified under that certain SKK Schedule 13D (as defined below) as Reporting Persons (as defined therein) (each, an “SKK Party” and collectively, the “SKK Parties”). Wayside, Nynens and the SKK Parties are collectively referred to herein as the “Parties,” and each of Wayside, Nynens and the collective SKK Parties, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 20 herein.

WHEREAS, Nynens, the former Chief Executive Officer of the Company, voluntarily resigned from Wayside and entered into a Separation and Release Agreement with the Company on or about May 11, 2018 (the “Separation Agreement”);

WHEREAS, pursuant to the Separation Agreement, Nynens received the full value of Separation Benefits, defined in the Separation Agreement, from the Company, which included an equity component (the “Equity Benefits”) amounting to 109,084 shares, of which 53,567 were withheld to satisfy tax obligations, of Wayside’s common stock, par value $0.01 per share (the “Common Stock”) as well as a cash component;

WHEREAS, in consideration of the Separation Benefits Nynens received from the Company pursuant to the Separation Agreement, Nynens agreed to certain restrictive covenants, including but not limited to a covenant not to seek future employment with the Company and covenants not to disclose, share, or use the Company’s confidential information;

WHEREAS, on or about November 27, 2019, Nynens entered into an agreement (the “Group Agreement”) with Shepherd Kaplan Krochuk, LLC (“SKK”) and North & Webster SSG, LLC (“N&W”), pursuant to which the parties agreed to form an investment vehicle, to be advised and controlled by SKK, in order to acquire up to 100% of the outstanding capital stock of the Company;

WHEREAS, the Group Agreement provides, among other things, that the parties to that agreement shall use reasonable efforts to appoint Nynens as Executive Chairman of the Company, with an annual base salary of $250,000 for a minimum term of three (3) years, and also that Nynens would receive stock options or comparable equity awards representing three percent (3%) of the outstanding equity of the Company;

WHEREAS, on December 20, 2019, Nynens submitted a notice of intent to nominate director candidates (the “Stockholder Nomination”) for election at the 2020 annual meeting of stockholders of Wayside (the “2020 Annual Meeting”);

WHEREAS, on or about January 22, 2020, the Company received a stockholder demand letter (the “Demand Letter”): (a) alleging that Nynens had breached the Separation Agreement by seeking future employment with the Company via the Group Agreement and by sharing the Company’s confidential information with SKK and N&W and that SKK and N&W participated in the breach of the Separation Agreement by Nynens (the “Derivative Allegations”); and (b)

demanding that the Company investigate the Derivative Allegations and seek, among other things, a commitment from Nynens to comply with and stop breaching the Separation Agreement and the return of the Separation Benefits paid in full to Nynens, including the Equity Benefits (the “Benefit Forfeiture Demand”);

WHEREAS, after independently investigating the Derivative Allegations, the Company served Nynens, SKK and N&W with cease and desist letters on or about February 12, 2020: (a) asserting that Nynens had breached the Separation Agreement and that SKK and N&W had tortious interference with the Separation Agreement in connection with the Group Agreement; and (b) making the Benefit Forfeiture Demand;

WHEREAS, on or about February 14, 2020, the Company filed a complaint against Nynens, SKK, and N&W in the Superior Court of New Jersey Monmouth County (the “Litigation”): (a) asserting claims against Nynens for alleged breaches of the Separation Agreement and for declaratory judgment, as well as claims against SKK and N&W for allegedly tortiously interfering with the Separation Agreement; and (b) making the Benefit Forfeiture Demand;

WHEREAS, Nynens, SKK, and N&W have denied and continue to deny any wrongdoing or liability whatsoever as to Wayside’s claims in the Litigation;

WHEREAS, the SKK Parties have, among other things, agreed to terminate the Group Agreement and Nynens has, among other things, agreed to withdraw the Stockholder Nomination and to refrain from submitting any director nominations and stockholder proposals during the Standstill Period (as defined below);

WHEREAS, Nynens and the SKK Parties beneficially own 261,631 shares of Wayside’s Common Stock, as of the Effective Date; and

WHEREAS, in order to avoid the uncertainty and inconvenience of litigation, Wayside, Nynens and the SKK Parties wish to settle Wayside’s claims related to the Litigation on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.         Termination of the Group Agreement.  As of the Effective Date, Nynens, SKK and N&W hereby terminate the Group Agreement, pursuant to Section 10(i) of the Group Agreement, which provides for termination by mutual written agreement. Within two (2) business days following the Effective Date, SKK and N&W shall disclose such termination in the SKK Schedule 13D Amendment (as defined below), and Nynens shall disclose such termination in the Nynens Schedule 13D Amendment (as defined below), and in each case, append the written agreement as an exhibit thereto.

2.         Termination of Joint Filing Agreement.3.   As of the Effective Date, the SKK Parties hereby terminate the Joint Filing Agreement, dated November 27, 2019, by and between the SKK Parties and, within two (2) business days following the Effective Date, shall disclose such termination in the SKK Schedule 13D Amendment and append any applicable termination agreement as an exhibit thereto.

3.         Withdrawal of Proxy Contest. As of the Effective Date, Nynens hereby irrevocably agrees to take all necessary actions:

(a)        to withdraw the Stockholder Nomination and any and all related materials and notices submitted to the Company in connection therewith or related thereto and any solicitation materials concerning the foregoing or otherwise related to the 2020 Annual Meeting and filed by or on behalf of Nynens with the Securities and Exchange Commission (the “SEC”) or furnished to stockholders of the Company and agrees not to take any further action in connection with the solicitation of proxies in connection with the Stockholder Nomination (other than in connection with such withdrawal or Sections 1, 2, 13 hereof); and

(b)        to immediately cease any and all solicitation and other activities in connection with the 2020 Annual Meeting (it being understood and agreed that Nynens and the SKK Parties are required to vote their own shares of Common Stock at the 2020 Annual Meeting, subject to the provisions of this Agreement).

4.         Mutual Non-Disparagement.

(a)        Subject to Section 9, each SKK Party agrees that, from the Effective Date until the Termination Date (the “Standstill Period”), neither it nor any of its Representatives (as defined below) shall, and it shall cause each of its Representatives not to, directly or indirectly, in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander, Wayside or any of its Representatives, or any of their respective businesses, products or services.

(b)        Nynens hereby agrees that, during the Standstill Period, neither he nor any of his Representatives shall, and he shall cause each of his Representatives not to, directly or indirectly, in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander, Wayside or any of its Representatives, or any of their respective businesses, products or services.

(c)        Wayside hereby agrees that, during the Standstill Period, neither it nor any of its Representatives shall, and it shall cause each of its Representatives not to, directly or indirectly, in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander, Nynens, any SKK Party or any of their respective Representatives, or any of their respective businesses, products or services.

(d)        Notwithstanding the foregoing, nothing in this Section 4 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto, including without limitation official request for information, formal inquiry, or examination) or stock exchange regulations; provided, however, that, unless prohibited under applicable law, such Party must provide written notice to the other Parties prior to making any such statement or disclosure required under the federal securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this Section 4, and reasonably consider any comments of such other Party.

(e)        The limitations set forth in Sections 4(a), 4(b) and 4(c) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 4(a), 4(b) and 4(c), if such statement by the other Party was made in breach of this Agreement. This Section 4 will not apply to any truthful statement made in connection with any action to enforce this Agreement

5.         Share Repurchase. As promptly as practicable, but in any event no later than five (5) business days after the Effective Date, in full satisfaction of the Benefit Forfeiture Demand asserted in the Litigation and in exchange for the releases from Nynens and the SKK parties set forth in Section 7(b) of this Agreement, and with each Party paying its own fees and expenses, Nynens hereby sells, assigns, transfers, conveys and delivers to the Company, and the Company hereby purchases, acquires and accepts for cash all of Nynens’ shares of Common Stock owned, of record or beneficially, as of the Effective Date (the “Shares”), including the Equity Benefits, totaling 261,631 Shares (the “Share Repurchase”). The price of the Share Repurchase shall be set by calculating the VWAP (as defined below) of the Shares traded on the NASDAQ-GM for the ten (10) trading days ending on the close of the trading day immediately preceding the Effective Date.

6.         No Litigation.

(a)        Nynens covenants and agrees that, during the Standstill Period, he shall not, and shall not permit any of his Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding (including commencing, encouraging or supporting any derivative action in the name of Wayside or any class action against Wayside or any of its officers or directors, in each case with the intent of circumventing any terms of this Agreement) before any court or governmental, administrative or regulatory body (collectively, “Legal Proceeding”) arising out of any facts known to Nynens as of the Effective Date against Wayside or any of its Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent Nynens or any of his Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, Nynens or any of his Representatives; provided, further, that in the event that Nynens or any of his Representatives receives such Legal Requirement, Nynens shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to Wayside. In any such Legal Proceeding permitted under this Section 6(a) by Nynens against Wayside or any of its Representatives, the prevailing party shall be entitled to an award of all reasonable costs and attorney’s fees.

(b)        The SKK Parties covenant and agree that, during the Standstill Period, they shall not, and shall not permit any of their Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any Legal Proceeding arising out of any facts known to the SKK Parties as of the Effective Date against Wayside or any of its Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the SKK Parties or any of their respective Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the SKK Parties or any of their Representatives; provided, further, that in the event that any of the SKK Parties or any of their Representatives receives such Legal Requirement, the SKK Parties shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to Wayside. In any such Legal Proceeding permitted under this Section 6(b) by the SKK Parties against Wayside or any of its Representatives, the prevailing party shall be entitled to an award of all reasonable costs and attorney’s fees.

(c)        Wayside covenants and agrees that, during the Standstill Period, it shall not, and shall not permit any of its Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any Legal Proceedings on claims arising out of any facts known to Wayside as of the Effective Date against Nynens or any of the SKK Parties or any of their respective Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent Wayside or any of its Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, Wayside or any of its Representatives; provided, further, that in the event Wayside or any of its Representatives receives such Legal Requirement, Wayside shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to Nynens or the SKK Parties, as applicable. In any such Legal Proceeding permitted under this Section 6(c) by Wayside against Nynens or the SKK Parties, as applicable, or any of their respective Representatives, the prevailing party shall be entitled to an award of all reasonable costs and attorney’s fees.

7.         Releases.

(a)        As of the Effective Date, the Company, on behalf of itself and each of the Company’s Affiliates, permanently, fully and completely releases, acquits and discharges Nynens and the SKK Parties collectively, separately and severally, of and from any and all claims (including derivative claims), demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, that the Company has had, now has, or may have against Nynens and/or the SKK Parties collectively, separately and severally, at any time prior to and including the Effective Date, including (but not limited to) any and all claims arising out of or in any way whatsoever related to the facts and allegations asserted in the Litigation, or otherwise related to the Derivative Allegations and/or Benefit Forfeiture Demand; provided, however, that nothing contained herein shall operate to release any obligations arising hereunder.

(b)        As of the Effective Date, Nynens and the SKK Parties permanently, fully and completely release, acquit and discharge the Company, and the Company’s subsidiaries, joint ventures and partnerships, successors, assigns, officers, directors, partners, members, managers, principals, predecessor entities, agents, employees, stockholders, advisors, consultants, attorneys, insurers, heirs, executors, administrators, successors and assigns of any such person or entity (in each case, and in their capacities as such) (collectively, the “Company’s Affiliates”), collectively, separately and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, that Nynens and the SKK Parties have had, now have, or may have against the Company and/or the Company’s Affiliates, collectively, separately and severally, at any time prior to and including the Effective Date, including (but not limited to) any and all claims arising out of or in any way whatsoever related to the facts and allegations asserted in the Litigation, or otherwise related to the Derivative Allegations and/or Benefit Forfeiture Demand; provided, however, that nothing contained herein shall operate to release any obligations arising hereunder.

8.         Voluntary Dismissal of the Litigation. In consideration of the terms set forth herein, including but not limited to the Share Repurchase and the releases set forth in Section 7, Wayside shall voluntarily dismiss the Litigation in its entirety with prejudice pursuant to New Jersey Court Rule 4:37-1 within two (2) business days of receiving written confirmation from Nynens, SKK, and N&W that the Group Agreement has been terminated.

9.         Standstill.

(a)        During the Standstill Period, Nynens and each SKK Party shall not, and shall cause their respective Representatives not to, directly or indirectly:

(i)         make any announcement or proposal with respect to, or offer, seek, propose or indicate an interest in, (A) any form of business combination or acquisition or other transaction relating to some or all of the Common Stock, or some or all of the material assets of Wayside or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to Wayside or any of its subsidiaries or (C) any form of tender or exchange offer for shares of Common Stock or other Voting Securities, whether or not such transaction involves a Change of Control (as defined below) of Wayside; it being understood that the foregoing shall not prohibit Nynens, the SKK Parties or their respective Affiliates from acquiring Voting Securities within the limitations set forth in Section 9(a)(iii), provided, however, that such Parties may make any announcement or proposal as described in subsections (A), (B) or (C) above, so long as such announcement or proposal is made privately to the Company in a manner that would not be reasonably likely to trigger public disclosure obligations for any Party;

(ii)        engage in, or assist in the engagement in, any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of Wayside (including by initiating, encouraging or participating in any “withhold” or similar campaign);

(iii)       purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of any securities of Wayside, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of Wayside, except as provided in Section 9(a)(i)(C) and other than by virtue of passive investments in mutual funds, hedge funds or other pooled investment vehicles or managed accounts (but not investments in the manager of such funds or accounts), in each case over which such party does not exercise investment control;

(iv)       advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of Wayside;

(v)        sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of Wayside or any rights decoupled from the underlying securities held by Nynens or any of the SKK Parties to any person not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of Wayside, or (D) an Affiliate of any Party (any person not set forth in clauses (A) through (D) shall be referred to as a “Third Party”) that would knowingly (after due inquiry) result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest representing in the aggregate in excess of 4.9% of the shares of Voting Securities outstanding at such time, except for Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism or known plans to engage in activism;

(vi)       take any action in support of or make any proposal or request that constitutes or would result in: (A) advising, controlling, changing or influencing any director or the management of Wayside, including, but not limited to, any plans or proposals to change the number Wayside term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of Wayside, (C) any other material change in Wayside’s management, business or corporate structure, (D) seeking to have Wayside waive or make amendments or modifications to the Bylaws or the Certificate of Incorporation (each as defined below), or other actions that may impede or facilitate the acquisition of control of Wayside by any person, (E) causing a class of securities of Wayside to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F)

causing a class of securities of Wayside to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)      communicate with stockholders of Wayside or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(viii)     engage in any course of conduct with the purpose of causing stockholders of Wayside to vote contrary to the recommendation of the Board on any matter presented to Wayside’s stockholders for their vote at any meeting of Wayside’s stockholders or by written consent;

(ix)       act, including by making public announcements or speaking to reporters or members of the media (whether “on the record” or on “background” or “off the record”), to seek to influence Wayside’s stockholders, management or the Board with respect to Wayside’s policies, operations, balance sheet, capital allocation, marketing approach, business configuration, Extraordinary Transactions, or strategy or to obtain representation on the Board or seek the removal of any director in any manner, except as expressly permitted by this Agreement;

(x)        call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including a “town hall meeting”;

(xi)       deposit any shares of Common Stock or other Voting Securities in any voting trust or subject any shares of Common Stock or other Voting Securities to any arrangement or agreement with respect to the voting of any shares of Common Stock or Voting Securities (other than any such voting trust, arrangement or agreement solely among the SKK Parties that is otherwise in accordance with this Agreement);

(xii)      seek, or encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to Wayside or seek, encourage or take any other action with respect to the election or removal of any directors;

(xiii)     form, join, maintain or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security;

(xiv)     demand a copy of Wayside’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Delaware providing for stockholder access to books and records (including lists of stockholders) of Wayside;

(xv)      make any request or submit any proposal to amend or waive the terms of this Section 9 other than through non-public communications with

Wayside that would not be reasonably likely to trigger public disclosure obligations for any Party;

(xvi)     engage any private investigations firm or other person to investigate any of Wayside’s directors or officers;

(xvii)    disclose in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to any director or the Company’s management, policies, strategy, operations, financial results or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; or

(xviii)   enter into any discussions, negotiations, agreements or understandings with any person with respect to any action Nynens or the SKK Parties are prohibited from taking pursuant to this Section 9, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

Notwithstanding anything to the contrary contained in this Section 9, Nynens and the SKK Parties shall not be prohibited or restricted from: (A) communicating privately with the Board or any officer or director of Wayside, in the manner set forth for communicating with the Company in the Company Policies (as defined below), regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by Nynens, any of the SKK Parties or their respective Affiliates, Wayside or its Affiliates or any Third Party, subject in any case to any confidentiality obligations to Wayside of any such director or officer and applicable law, rules or regulations; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Nynens or any SKK Party, provided that a breach by such Parties of this Agreement is not the cause of the applicable requirement; or (C) privately communicating to any of their potential investors or investors factual information regarding Wayside, provided such communications are subject to reasonable confidentiality obligations and are not otherwise reasonably expected to be publicly disclosed.

(b)        The provisions of this Section 9 shall not limit in any respect the actions of any director of Wayside in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to Wayside and its stockholders and the Company Policies.  The provisions of this Section 9 shall also not prevent Nynens or the SKK Parties from freely voting their respective shares of Common Stock.

(c)        During the Standstill Period, Nynens and each SKK Party shall refrain from taking any actions which could have the effect of encouraging, assisting or influencing other stockholders of Wayside or any other persons to engage in actions which, if taken by such Party, would violate this Agreement.

(d)        Notwithstanding anything contained in this Agreement to the contrary, the provisions of Section 4 of this Agreement shall automatically terminate upon the consummation of a Change of Control transaction agreed to by the Board and involving Wayside if the acquiring or counter-party to the Change of Control transaction has conditioned the closing of the transaction on the termination of such sections.

(e)        During the Standstill Period, Nynens agrees not to, and to cause his Representatives not to, comment publicly about any director or the Company’s management, policies, strategy, operations, financial results or affairs or any transactions involving Wayside or any of its subsidiaries, except as expressly permitted by this Agreement.

10.       Representations and Warranties of Wayside.  Wayside represents and warrants to Nynens and the SKK Parties that (a) Wayside has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by Wayside, constitutes a valid and binding obligation and agreement of Wayside, and is enforceable against Wayside in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by Wayside does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which Wayside is a party or by which it is bound.

11.       Representations and Warranties of Nynens.  Nynens represents and warrants to Wayside and the SKK Parties that (a) this Agreement has been duly and validly authorized, executed and delivered by Nynens, and constitutes a valid and binding obligation and agreement of Nynens, enforceable against Nynens in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) Nynens has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of himself, and to bind Nynens to the terms hereof and thereof, and (c) the execution, delivery and performance of this Agreement by Nynens does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

12.       Representations and Warranties of the SKK Parties.  Each SKK Party jointly and severally represents and warrants to Wayside and Nynens that (a) this Agreement has been duly and validly authorized, executed and delivered by such SKK Party, and constitutes a valid and binding obligation and agreement of such SKK Party, enforceable against such SKK Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) the signatory for such SKK Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and the applicable SKK Party associated with that signatory’s name, and to bind such SKK Party to the terms hereof and thereof, and (c) the execution, delivery and performance of this Agreement by such SKK Party does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

13.       SEC Filings.

(a)        No later than two (2) business days following the Effective Date, Wayside shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. Wayside shall provide Nynens and the SKK Parties with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of Nynens and the SKK Parties.

(b)        No later than two (2) business days following the Effective Date, Nynens shall file with the SEC an amendment to that certain Schedule 13D, filed with the SEC on June 17, 2019 and amended on November 27, 2019, December 12, 2019, and December 20, 2019 (collectively, the “Nynens Schedule 13D”), in compliance with Section 13 of the Exchange Act reporting his entry into this Agreement and appending this Agreement as an exhibit thereto or incorporating this Agreement by reference to Wayside’s Current Report on Form 8-K referred to in Section 13(a) hereof (the “Nynens Schedule 13D Amendment”).  The Nynens Schedule 13D Amendment shall be consistent with the terms of this Agreement. Nynens shall provide Wayside with a reasonable opportunity to review and comment on the Nynens Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of Wayside.

(c)        No later than two (2) business days following the Effective Date, the SKK Parties shall file with the SEC an amendment to that certain Schedule 13D, filed with the SEC on November 27, 2019 and amended on December 11, 2019 and December 23, 2019 (collectively, the “SKK Schedule 13D”), in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement and appending this Agreement as an exhibit thereto or incorporating this Agreement by reference to Wayside's Current Report on Form 8-K referred to in Section 13(a) hereof (the “SKK Schedule 13D Amendment”).  The SKK Schedule 13D Amendment shall be consistent with the terms of this Agreement. The SKK Parties shall provide Wayside with a reasonable opportunity to review and comment on the SKK Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of Wayside.

(d)        Except as otherwise provided in this Section 13 and/or Section 4(d), the SKK Parties shall not make any public statements related to this Agreement.

14.       Term; Termination.  The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2022 (the “Termination Date”); provided, however, that (a) Nynens or the SKK Parties may earlier terminate this Agreement if Wayside commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by Wayside from such Party specifying the material breach, or, if impossible to cure within fifteen (15) days, that Wayside has not taken any substantive action to cure within such fifteen (15)-day period, and (b) Wayside may earlier terminate this Agreement if Nynens or any of the SKK Parties commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by such Party from Wayside specifying the material breach, or, if impossible to cure within fifteen (15) days, that such Party has not taken any substantive action to cure within such fifteen (15)-day period. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement prior to such termination. Section 7 hereof shall survive termination of this Agreement indefinitely.

15.       Expenses.  Except as may be otherwise separately agreed as between the SKK Parties and Nynens, each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

16.       No Other Discussions or Arrangements.  Nynens and the SKK Parties represent and warrant that, as of the date of this Agreement, except as specifically disclosed on the Nynens Schedule 13D, the SKK Schedule 13D, or as disclosed to Wayside in writing prior to the Effective Date, (a) none of Nynens or the SKK Parties owns, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (b) none of Nynens of the SKK Parties have entered into, directly or indirectly, any agreements or understandings with any person (other than their own respective Representatives) with respect to any potential transaction involving Wayside or the voting or disposition of any securities of Wayside.

17.       Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party agrees that it shall bring any suit, action or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the Delaware Court of Chancery in and for New Castle County, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware or (c) in the event (but only in the event) such courts identified in clauses (a) and (b) do not have subject matter jurisdiction over such Action, any other Delaware state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the

Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 21 of this Agreement.  Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts, the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

18.       Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

19.       Specific Performance.  Each of the Parties acknowledges and agrees that irreparable injury to the other Parties would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief.  The remedies available pursuant to this Section 19 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

20.       Certain Definitions. As used in this Agreement:

(a)        “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates subsequent to the Effective Date;

(b)        “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Associates subsequent to the Effective Date;

(c)        “beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(d)        “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(e)        “Bylaws” shall mean the Restated Bylaws of the Company, as adopted July 5, 1995, and as may be further amended from time to time;

(f)        “Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Company, as amended by the Certificate of Amendment dated August 8, 2005, and as may be further amended from time to time;

(g)        a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of Wayside representing more than fifty percent (50%) of the equity interests and voting power of Wayside’s then-outstanding equity securities or (ii) Wayside enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction Wayside’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(h)        “Company Policies” mean the policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, but not limited to, Wayside’s Code of Ethics and Business Conduct & Anti-Corruption Policies, Fair Disclosure Policy, and any other policies on stock ownership, public disclosures and confidentiality.

(i)         “Board” shall mean the Company’s Board of Directors;

(j)         “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, business combination, or other transaction with a Third Party that, in each case, would result in a Change of Control of Wayside, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of Wayside’s stockholders;

(k)        “other Parties” shall mean, (i) with respect to Wayside, Nynens and any of the SKK Parties, (ii) with respect to Nynens, Wayside and any of the SKK Parties, and (c) with respect to any of the SKK Parties, Wayside and Nynens;

(l)         “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

(m)       “Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers,

consultants, legal or other advisors, agents and other representatives; provided, that when used with respect to Wayside, “Representatives” shall not include any non-executive employees;

(n)        “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors; and

(o)        “VWAP” means, for any security as of any date, the volume-weighted average price for such security on the NASDAQ Global Market (or, if the NASDAQ Global Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by the NASDAQ Global Market. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

21.       Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 21 (or to such other address that may be designated by a Party from time to time in accordance with this Section 21).

If to Wayside, to its address at:

Wayside Technology Group, Inc.
4 Industrial Way West, 3rd Floor
Eatontown, New Jersey 07724
Attention:	Jeffrey Geygan
Michael Vesey
Email:	Jeff.Geygan@GVI-Corp.com
Michael.Vesey@waysidetechnology.com

With a copy (which shall not constitute notice) to:

Venable LLP
1290 Avenue of the Americas, 20th Floor
New York, New York 10104
Attention:	Kostas D. Katsiris
Elise M. Gabriel
Email:	KDKatsiris@venable.com
EMGabriel@venable.com

If to Nynens, to the address at:

Simon F. Nijnens
c/o New Jersey Institute of Technology
University Heights
Newark, New Jersey 07102
Email:	simonnynens@gmail.com

With a copy (which shall not constitute notice) to:

Gibbons P.C.
One Pennsylvania Plaza, 37th Floor
New York, New York 10119
Attention:	Frank T. Cannone, Esq.
James J. Petrucci, Esq.
Email:	fcannone@gibbonslaw.com
jpetrucci@gibbonslaw.com

If to an SKK Party, to the addresses at:

Shepherd Kaplan Krochuk, LLC
125 Summer Street, Floor 22
Boston, Massachusetts 02110
Attention: Legal
Email:	legal@skk-llc.com

and

North & Webster SSG, LLC
125 Summer Street, Floor 22
Boston, Massachusetts 02110
Attention: Samuel Kidston
Email:	skidston@northandwebster.com

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Andrew M. Freedman
Mohammad Malik
Email:	afreedman@olshanlaw.com
mmalik@olshanlaw.com

22.       Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party.

23.       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

24.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

25.       Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 25 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

26.       Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Parties so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

WAYSIDE:

WAYSIDE TECHNOLOGY GROUP, INC.

By:	/s/ Michael Vesey
Name:	[Michael Vesey]
Title:	[Principal Accounting Officer and Principal Financial Officer]

Signature Page to Settlement Agreement

NYNENS:

SIMON F. NIJNENS

/s/ Simon F. Nijnens

Signature Page to Settlement Agreement

SKK PARTIES:

SHEPHERD KAPLAN KROCHUK, LLC

By:	/s/ Tim Krochuck
Name:	Tim Krochuk
Title:	Tim Krochuk

DAVID SHEPHERD

/s/ David Shepherd

DAVID KAPLAN

/s/ David Kaplan

TIMOTHY KROCHUK

/s/ Timothy Krochuk

NORTH & WEBSTER SSG, LLC

By:	/s/ Samuel A. Kidston
Name:	Samuel A. Kidston
Title:	Managing Member

SAMUEL KIDSTON

/s/ Samuel A. Kidston

DENNIS CROWLEY

/s/ Dennis Crowley

Signature Page to Settlement Agreement